Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-212812) and Form S-8 (No. 333-205825) of MCBC Holdings, Inc. of our report dated September 20, 2017, relating to our audit of the financial statements of Nautic  Star, LLC & Subsidiaries, as of and for the years ended December 31, 2016 and 2015, and our report dated September 19, 2017, relating to our audit of the financial statements of Nautic  Star, LLC & Subsidiary, as of and for the years ended December 31, 2015 and 2014, included in this Current Report on Form 8-K/A.

/s/ Franks, Franks, Jarrell & Wilemon, P.A.

Fulton, Mississippi
November 2, 2017